Exhibit 99.1

Investor Relations Contact:	Media Contact:
Charles Messman or Todd Kehrli	Lorrie Hunsaker
MKR Group, LLC	St. Bernard Software
(818) 556-3700	(858) 524-2041
ir@mkr-group.com	hunsaker@stbernard.com

St. Bernard Software Reports Record Second Quarter

Billings Results

San Diego, CA – July 12, 2006 – St. Bernard Software, Inc., a global provider of security solutions, today announced second quarter billings of $7.5 million, which represents license and subscription contracts billed to customers during the quarter.

Performance was driven by St. Bernard’s product iPrism, an award-winning Internet filtering appliance, which achieved billings of $4.4 million during the quarter. This highlights a 24 percent increase year over year for the product, after adjusting for a one-time event during 2005. Additionally, iPrism new customer billings grew by 41 percent over Q2, 2005.

“Our second quarter billings performance is a reflection of continued acceptance of iPrism as a leading solution for Internet filtering, as well as the ongoing market demand for Internet filtering in our target market of small and medium enterprises,” said John Jones, CEO and president of St. Bernard Software. “In addition, the growth in new iPrism customers during the quarter speaks to the 95 percent satisfaction rating received for the product in our recent customer satisfaction survey. This combination of market demand, preference for iPrism, and highly satisfied customers creates a strong platform for St. Bernard Software.”

St. Bernard has entered into a merger agreement with Sand Hill IT Security Acquisition Corp. The merger is subject to the approval of Sand Hill stockholders and to certain other conditions that are described in the proxy statement/prospectus. Sand Hill has filed a registration statement on Form S-4 and the proxy statement/prospectus with the SEC in connection with the proposed merger. Stockholders of Sand Hill and St. Bernard Software are urged to read the registration statement and the joint proxy statement/prospectus filed with the SEC because it contains important information. Copies of these documents may be obtained free of charge from the SEC's website at http://www.sec.gov or at Sand Hill's web site at www.sandhillsecurity.com.

For further information on St. Bernard Software and its security solutions, please visit www.stbernard.com.

About St. Bernard Software

St. Bernard Software is a global provider of security solutions, including Internet and email filtering appliances, patch management and data backup solutions. Deployed across millions of computers worldwide, the company’s award-winning products deliver innovative security solutions that offer the best combination of ease-of-use, performance and value. Established in 1995 with headquarters in San Diego, CA and an international office in the United Kingdom, St. Bernard Software sells and supports its products directly and through solution partners worldwide. For more information, please visit www.stbernard.com.

About Sand Hill IT Security Acquisition Corp.

Headquartered in Menlo Park, California, Sand Hill IT Security Acquisition Corp. is a public targeted acquisition corporation focused exclusively on IT security. Sand Hill consummated its initial public offering on July 30, 2004, through the sale of 4,100,000 units at $6.00 per unit. Each unit was comprised of one share of Sand Hill common stock and two warrants to purchase one share each of Sand Hill common stock. The net proceeds of the offering of approximately $22.1 million are held in a trust account with American Stock Transfer & Trust Company until consummation of a business combination with an operating business in the IT security industry. For more information, visit the Sand Hill web site at www.sandhillsecurity.com.

Investor Information

In connection with the proposed merger, Sand Hill filed with the SEC a proxy statement and prospectus on Form S-4 that contain important information about the proposed merger. Investors are urged to read the proxy statement/ prospectus, and any other relevant materials filed by Sand Hill, because they contain, or will contain, important information about Sand Hill, St. Bernard Software and the proposed merger. These materials and other relevant materials (when they become available) and any other documents filed by Sand Hill with the SEC, may be obtained for free at the SEC's website at www.sec.gov. Investors may obtain free copies of these documents by directing a request to Sand Hill IT Security Acquisition Corp., 3000 Sand Hill Road, Building 1, Suite 240, Menlo Park, CA 94025.

Not a Proxy Statement

This press release is not a proxy statement or a solicitation of proxies from the holders of common stock of Sand Hill or St. Bernard Software and does not constitute an offer of any securities of Sand Hill for sale. Any solicitation of proxies will be made only by the definitive joint proxy statement/prospectus that has been mailed to all stockholders. Investors and security holders are urged to read the joint proxy statement/prospectus and the relevant materials, because they contain important information about Sand Hill and St. Bernard Software.

©2006 St. Bernard Software Inc. All rights reserved. The St. Bernard Software logo, and Open File Manager are trademarks of St. Bernard Software Inc. UpdateEXPERT, ePrism and iPrism are registered trademarks of St. Bernard Software Inc. All other trademarks and registered trademarks are hereby acknowledged.

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